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                                                                    Exhibit 10.4


                  [FEDERAL HOME LOAN BANK OF TOPEKA LETTERHEAD]

                                               Line of Credit Confirmation
Number: 49222

Expiration Date: 02/25/1999

$5,731,000.00

Institution:        Firstate Bank of Colorado

Address:          11210 Huron Street Northglenn, Colorado 80234


The Federal Home Loan Bank of Topeka (Bank) hereby establishes a line of credit for the above-named institution (Institution) in the amount indicated above and commits to honor draws made from time to time by the Institution under this line of credit in accordance with the terms and conditions specified in the line of credit application.

Your current stock holdings will permit total borrowings of $9,414,000 from the Bank. To increase your borrowing capability, Additional capital stock will need to be purchased. The maximum amount outstanding under this line of credit at any one time shall not exceed the amount indicated above.

This line of credit will expire on the date indicated above. All amounts outstanding under this line of credit are due and payable on the expiration date.

This line of credit replaces and cancels any prior line of credit issued to the Institution, and all amounts outstanding under any prior line of credit are hereby considered to be outstanding under this line of credit.


                                  Federal Home Loan Bank of Topeka
                                  2 Townsite Plaza
                                  P.O. Box 176
                                  Topeka, KS 66601-0176

                                  By: /s/ Suzan Saville
                                     ----------------------
Dated: 02/24/1998                           Suzan Saville
                                            Credit Officer